Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ESB Financial Corporation of our reports dated March 15, 2012, relating to our audits of the consolidated financial statements and internal controls over financial reporting, which appear in ESB Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania
June 20, 2012